EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254
FOR IMMEDIATE RELEASE

Contact:	Melvin Melle, Chief Financial Officer
(800) 225-0135 • (214) 528-5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2007
Dallas, Texas, March 31, 2008 — The Hallwood Group Incorporated (AMEX-HWG) today reported results for the fourth quarter and year ended December 31, 2007.
For the quarter, Hallwood reported a net loss of $24.6 million, or $16.15 per share, compared to a net loss of $5.8 million, or $3.86 per share, in 2006.
For the year, Hallwood’s net loss was $32.8 million, or $21.61 per share, compared to net loss of $6.7 million, or $4.44 per share, in 2006.
The loss for the quarter and year included equity losses from the Company’s 23% owned Hallwood Energy, L.P. affiliate in the amount of $42.3 million and $56.0 million, respectively. Hallwood Energy reported a net loss of $221.8 million and $276.4 million for the quarter and year, which was principally attributable to an impairment of its oil and gas properties of $191.3 million and $223.0 million, compared to a net loss of $34.7 million and $41.4 million for the 2006 quarter and year, respectively.
Following is a comparison of results for the 2007 and 2006 periods:
Operating Income (Loss). For the 2007 and 2006 quarters, operating income (loss) was income of $5.2 million and a loss of $18,000, on revenues of $39.5 million and $27.6 million, respectively.
For the 2007 and 2006 years, operating income was $7.3 million and $772,000, on revenues of $132.5 million and $112.2 million, respectively. The increases in 2007 revenue and operating income were primarily due to an increase in military sales, which were $23.4 million and $70.0 million for the quarter and year, compared to $13.4 million and $53.9 million for the quarter and year in 2006, respectively.
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Other Income (Loss). Other income (loss) consists of equity in its Hallwood Energy affiliate, interest income and expense and other income and expense.
For the quarter, other income (loss) was a loss of $42.6 million, compared to a loss of $8.8 million in 2006, including equity losses from Hallwood Energy of $42.3 million and $8.7 million, respectively.
For the year, other income (loss) was a loss of $56.7 million, compared to a loss of $10.5 million in 2006, including equity losses from Hallwood Energy of $56.0 million and $10.4 million, respectively.
Income Tax Expense (Benefit). For the 2007 quarter, the income tax benefit was $12.8 million, which included a current federal tax benefit of $14.3 million, a non-cash deferred federal tax expense of $1.3 million, and state tax expense of $194,000.
For the 2006 quarter, the income tax benefit was $2.9 million, which included a current federal tax benefit of $2.0 million, a non-cash deferred federal tax benefit of $786,000 and state tax benefit of $195,000.
For the 2007 year, the income tax benefit was $16.6 million, which included a current federal tax benefit of $14.3 million, a non-cash deferred federal tax benefit of $3.0 million, and state tax expense of $663,000.
For the 2006 year, the income tax benefit was $3.0 million, which included a current federal tax benefit of $2.2 million, a non-cash deferred federal tax benefit of $1.0 million and state tax expense of $233,000.
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The following table sets forth selected financial information for the quarters and years ended December 31, 2007 and 2006.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue	$39,548	$27,626	$132,497	$112,154

Operating income (loss)	$5,207	$(18)	$7,250	$772

Other income (loss)	(42,607)	(8,764)	(56,704)	(10,485)

Loss before income taxes	(37,400)	(8,782)	(49,454)	(9,713)
Income tax (benefit)	(12,839)	(2,940)	(16,629)	(2,988)

Net (loss)	$(24,561)	$(5,842)	$(32,825)	$(6,725)

PER COMMON SHARE:
BASIC
Net (loss)	$(16.15)	$(3.86)	$(21.61)	$(4.44)

Weighted average shares outstanding	1,521	1,515	1,519	1,514

DILUTED
Net (loss)	$(16.15)	$(3.86)	$(21.61)	$(4.44)

Weighted average shares outstanding	1,521	1,515	1,519	1,514
Certain statements in this press release may constitute “forward-looking statements”, which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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